Exhibit 99.5

Cancellation of record date for distribution of dividend shares in Tri-Way Industries Limited

November 7, 2018

Reference is made to the announcement by the Company on 8 October 2018 regarding the distribution of dividend shares by Tri-Way Industries Limited (“Tri-Way”). Reference is further made to the ex date announcement made by the Company on 30 October 2018 in respect of the record date for the right to receive the distribution.

The Company regrets to inform its shareholders that the record date has been cancelled. The Company refers to the attached announcement made by Tri-Way whereby Tri-Way announces that it withdraws the record date, as it has been advised that certain aspects of the proposed transaction need to be evaluated further in light of United States regulatory requirements and other steps may have to be taken before the distribution is initiated. The announcement further states that Tri-Way still intends to have its shares distributed to SIAF’s shareholders and will keep its own shareholders and the public at large updated on this matter as it deems necessary or advisable.

This announcement is made pursuant to the disclosure requirements pursuant to the Continuing Obligations for companies listed on Merkur Market.

For further information please see attached Tri-Way press release or contact:

Peter Grossman

Investor Relations

1 (775) 901-0344

info@sinoagrofood.com

Nordic Countries

+46 (0) 760 495 885

info-se@sinoagrofood.com